EXHIBIT 3.7

                            CERTIFICATE OF CONVERSION
                                       TO
                            LIMITED LIABILITY COMPANY

        UCAR Carbon Technology Corporation, a corporation organized under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

        1. The original name of the Corporation is UCAR Carbon Technology Corporation. The name of the Corporation has never been changed.

        2. The original Certificate of Incorporation of the Corporation was filed in the State of Delaware on November 21, 1988. The state of incorporation of the Corporation has never changed.

        3. The name of the limited liability company into which the Corporation is converting, as set forth in its Certificate of Formation, the form of which is attached hereto, is UCAR Carbon Technology LLC.

        4. This Certificate shall become effective at 10:01 a.m. the first business day after the date on which it is filed with the Secretary of State of the State of Delaware.

        5. The Board of Directors and the sole stockholder of the Corporation have each given written consent to conversion to a limited liability company in accordance with Section 266 of the General Corporation Law of the State of Delaware and Section 18-214 of the Limited Liability Company Act of the State of Delaware.


        IN WITNESS WHEREOF, UCAR Carbon Technology Corporation has caused this Certificate to be signed by Karen G. Narwold, its President and Secretary, this 13th day of July, 2000.




                                                   /s/ Karen G. Narwold
                                                   -----------------------------
                                                   Karen G. Narwold